Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner / Kate Thompson / Lyle Weston 212-355-4449

Compass Diversified Announces Proposed Private Offering of $750 Million of Senior Unsecured Notes Due 2029

Westport, Conn., March 1, 2021 – Compass Diversified (NYSE: CODI) (“CODI”), a Delaware statutory trust and the sole owner of 100% of the trust interests in Compass Group Diversified Holdings, LLC (the “Company”), and the Company announced today that the Company intends, subject to market and other conditions, to commence an offering of $750 million of senior unsecured notes due 2029 (the “Notes”) in a private offering.

The Company intends to use the net proceeds of the Notes offering, together with borrowings from a refinancing transaction concurrent with the Notes offering, to repay debt under the Company’s existing credit facilities and to redeem the Company’s 8.000% Senior Notes due 2026. The offering of the Notes is not conditioned upon the consummation of the Company’s concurrent refinancing transaction.

The notes will be the Company’s senior unsecured obligations and will not be guaranteed by any of the Company’s subsidiaries.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. Persons under Regulation S under the Securities Act.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor will there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI, the Notes offering and the refinancing transaction. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.